                                                                     EXHIBIT 5.1


             [Letterhead of Ballard Spahr Andrews & Ingersoll, LLP]


                                 August 10, 1998



Pan Pacific Retail Properties, Inc.
1631-B South Melrose Drive
Vista, California  92083

               Re:    Registration Statement on Form S-8
                      ----------------------------------

Ladies and Gentlemen:

         We have served as Maryland counsel to Pan Pacific Retail Properties, Inc., a Maryland corporation (the "Company), in connection with certain matters of Maryland law arising out of the registration of 1,620,000 shares (the "Shares") of common stock, $.01 par value per share, of the Company (the "Common Stock"), covered by the above-referenced Registration Statement, and all amendments thereto (the "Registration Statement"), to be filed by the Company under the Securities Act of 1933, as amended (the "1933 Act"). The Shares are to be issued from time to time pursuant to the Company's 1997 Stock Option and Incentive Plan. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Registration Statement.

         In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

         1. The Registration Statement, in the form in which it is to be transmitted to the Securities and Exchange Commission (the "Commission") under the 1933 Act;

         2. The charter of the Company (the "Charter"), certified as of a recent date by the Sate Department of Assessments and Taxation of Maryland (the "SDAT");

         3. The Bylaws of the Company, certified as of a recent date by an officer of the Company;

         4. Resolutions adopted by the Board of Directors of the Company (the "Resolutions") relating to the issuance of the Shares, certified as of a recent date by an officer of the Company;

         5. The form of certificate representing a share of Common Stock, certified as of a recent date by an officer of the Company;

         6. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

         7. A certificate executed by an officer of the Company, dated as of the date hereof; and

         8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

         In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

         1. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

         2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

Pan Pacific Retail Properties, Inc.
August 10, 1998
Page 2


         3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding.

         4. All Documents submitted to us as originals are authentic. Any Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or conduct of the parties or otherwise.

         The phrase "known to us" is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

         Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

         1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

         2. Upon the due execution, countersignature and delivery of certificates representing the Shares, the Shares will be duly authorized and, when issued, in accordance with the Resolutions, will be (assuming that, upon issuance, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue) validly issued, fully paid and nonassessable.

         The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

         We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

         This opinion is being furnished to you solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity (other than Latham & Watkins, counsel to the Company) without, in each instance, our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.


                                     Very truly yours,


                                     /s/ BALLARD SPAHR ANDREWS & INGERSOLL, LLP
                                     ------------------------------------------
                                         Ballard Spahr Andrews & Ingersoll, LLP